Exhibit 15.2

April 26, 2023

Xunlei Limited (the “Company”)

21/F, Xunlei Building,

3709 Baishi Road, Yuehai Street,

Nanshan District, Shenzhen, 518057

People’s Republic of China

We hereby consent to references to our name under the headings “Item 3.D. Key Information—Risk Factors—Risk Related to Our Business,” “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure,” “Item 4.B Information on the Company—Business Overview—Regulation” and “Item 4.C.Information on the Company—Organizational Structure—Contractual arrangements with Shenzhen Xunlei” in the Company’s annual report on Form 20-F for the year ended December 31, 2022 (the “Annual Report”), and further consent to the incorporation by reference of the summaries of our opinions under these headings into Xunlei Limited’s registration statement on Form S-8 (File No. 333 – 200633) that was filed on November 28, 2014 and registration statement on Form S-8 (File No. 333 – 257701) that was filed on July 6, 2021. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

/s/ TransAsia Lawyers
TransAsia Lawyers